UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 2, 2006

El Paso Electric Company

(Exact name of registrant as specified in its charter)

Texas	0-296	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas	79901
(Address of principal executive offices)	(Zip Code)

(915) 543-5711

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

The information set forth under Item 5.02 is incorporated herein by reference.

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On February 2, 2006, the Board of Directors of the Company named Scott D. Wilson as Executive Vice President, Chief Financial Officer and Chief Administrative Officer. Mr. Wilson, 52, served as the Company’s Senior Vice President and Chief Financial Officer from May 2005 to February 2006; Vice President of Corporate Planning and Controller from February 2005 to May 2005; and Controller from September 2003 to February 2005. Prior to his employment with the Company, Mr. Wilson was the owner of the Wilson Consulting Group from June 1992 to September 2003. Wilson Consulting Group was a firm that specialized in electric utility industry accounting, financial and economic-related consulting issues. Mr. Wilson has also served as Vice President of Citicorp N.A., where he was a Senior Analyst in the Corporate Finance Strategies and Analysis Department; a Director of Scott Madden & Associates; a Senior Manager in the Ernst & Whinney Utility Group; and the Director of Audit and Financial Analysis Department for the Florida Public Service Commission. Mr. Wilson is a Certified Public Accountant. Mr. Wilson’s base salary was increased from $230,000 to $267,000. There is no family relationship between Mr. Wilson and any director or executive officer of the Company or its subsidiary. There are no transactions or proposed transactions to which the Company or its subsidiary, or their respective directors, shareholders or executive officers, is a party and in which Mr. Wilson has or will have an interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO ELECTRIC COMPANY

By:	/s/ GARY D. SANDERS
Gary D. Sanders
General Counsel

Dated: February 8, 2006